Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

to

INDENTURE (SENIOR DEBT SECURITIES), DATED AS OF AUGUST 12, 1997

This THIRD SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), is entered into as of February 1, 2004, by and among Staples, Inc., a Delaware corporation (the “Company”); Staples the Office Superstore, LLC, a Delaware limited liability corporation (the “LLC”), and Staples the Office Superstore, Limited Partnership, a Massachusetts partnership (the “Partnership”) (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”); and Staples Contract & Commercial, Inc. (“SCC”), and Staples the Office Superstore East, Inc. (“STOSE”) (each, an Initial Subsidiary Guarantor and collectively, the “Initial Subsidiary Guarantors”); and JPMorgan Chase Bank (formerly known as Chase Manhattan Bank), a banking corporation duly organized and existing under the laws of the State of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 12, 1997 (the “Indenture”), providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (the “Securities”);

WHEREAS, on August 5, 1997, the Company issued a series of Securities, consisting of $200,000,000 principal amount of its 7.125% Senior Notes due August 15, 2007 pursuant to the Indenture;

WHEREAS, on January 15, 1998, the Company, SCC, STOSE and Staples the Office Superstore, Inc. (“STOS”) executed and delivered to the Trustee a First Supplemental Indenture to Indenture (Senior Debt Securities), dated as of August 12, 1997 (the “First Supplemental Indenture”) providing for the guarantee by the SCC, STOSE and STOS of all the Company’s payment obligations under the Indenture;

WHEREAS, on October 27, 2000, the Company, Hackensack Funding, LLC (“Hackensack”) and Rochester Capital, LLC (“Rochester”) executed and delivered to the Trustee a Second Supplemental Indenture to Indenture (Senior Debt Securities), dated as of August 12, 1997 (the “Second Supplemental Indenture”) providing for the guarantee by the Hackensack and Rochester of all the Company’s payment obligations under the Indenture;

WHEREAS, the Company may from time to time in the future issue additional series of Securities;

WHEREAS, each of the Subsidiary Guarantors is a direct or indirect wholly owned subsidiary of the Company;

WHEREAS, the Board of Directors of the Company has resolved that it is advisable and in the best interests of the Company to reorganize the domestic supply chain operations of the Company (the “Reorganization”) and to take certain other actions in connection therewith in furtherance of certain stated business purposes;

WHEREAS, in connection with the Reorganization, Rochester has been merged with and into STOS, and Hackensack has been merged with and into STOS (the “Mergers”);

WHEREAS, in connection with the Reorganization, the LLC has been formed as a limited liability company under the Delaware Limited Liability Company Act by the filing on the date hereof of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware;

WHEREAS, on the date hereof, STOS was converted into the LLC, and the LLC has succeeded to the business and assets of STOS (the “Conversion”);

WHEREAS, at the time of the Conversion, the sole Member of the LLC was the Company;

WHEREAS, at the time of the Conversion, the LLC was (i) the owner of 100% of the outstanding capital stock of STOSE; and, (ii) the sole shareholder of Staples Real Estate Trust, a trust with transferable shares organized under Chapter 182 of the Massachusetts General Laws (“SRET”), (iii) the sole shareholder of Staples Trust Company, a trust with transferable shares organized under Chapter 182 of the Massachusetts General Laws (“STC”), (iv) the sole limited partner of Coppell Mill Limited Partnership, a Delaware limited partnership (“CMLP”), and (v) the holder of certain intercompany payables and receivables (the “Payables and Receivables”);

WHEREAS, immediately following the Conversion, the LLC distributed all of the shares of beneficial interest of SRET and STC to the Company, the sole member of the LLC at the time of such distribution, and transferred for no consideration its entire right, title and interest in the limited partnership interest in CMLP to Staples Partners, LLC, a Delaware limited liability company, the sole member of which is the Company (all of such distributions, the “Interest Distributions”);

WHEREAS, simultaneously with the Interest Distributions, the LLC distributed all of the Payables and Receivables to the Company, the sole member of the LLC at the time of such distribution (the “Payables and Receivables Distribution”);

WHEREAS, simultaneously with the Interest Distributions and the Payables and Receivables Distribution, the LLC distributed all of the capital stock of STOSE to the Company, the sole member of the LLC at the time of such distribution (the “STOSE Share Distribution”);

WHEREAS, immediately following the STOSE Share Distribution: (i) STOSE and the Company formed the Partnership, (ii) the Company agreed to contribute 99% of its interest in the LLC to STOSE and 1% of its interest in the LLC directly to the Partnership, (iii) the Company contributed such 99% interest in the LLC to STOSE, (iv) STOSE contributed its 99% interest in the LLC to the Partnership, and (v) at the time STOSE contributed such 99% interest in the LLC to the Partnership, the Company also contributed its 1% interest in the LLC to the Partnership (the “Contributions”);

WHEREAS, as a result of the foregoing transactions, the Partnership has become the sole owner of all of the interests in the LLC;

WHEREAS, the Partnership has agreed to accept certain of the Contributions subject to its providing a guarantee of the Company’s payment obligations under the Indenture as set forth herein;

WHEREAS, the Company and the Initial Subsidiary Guarantors each desires to confirm its obligations under the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture following the Mergers, the Conversion and the Contributions;

WHEREAS, Section 901 of the Indenture contemplates the execution of supplemental indentures without the consent of any Holders of Securities for the purposes stated therein;

WHEREAS, the Company desires and has requested the Trustee, in a Company Request, to join in the execution and delivery of this Supplemental Indenture for the purpose of supplementing the Indenture in certain respects as set forth in this Supplemental Indenture;

WHEREAS, such Company Request was accompanied by a Board Resolution of the Company, each of the Initial Subsidiary Guarantors and each of the Subsidiary Guarantors authorizing the execution of this Supplemental Indenture and by an Opinion of Counsel as required by the Indenture;

WHEREAS, pursuant to Section 901 of the Indenture, upon receipt of the documents set forth in the preceding recitals, the Trustee shall join in the execution of a supplemental indenture without the consent of the Holders for the purposes set forth in the preceding recitals; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Subsidiary Guarantors, the Initial Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of Securities as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Indenture.

2.             AGREEMENT TO GUARANTEE.  Each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, jointly and severally with each other Subsidiary Guarantor and each other Initial Subsidiary Guarantors, to each Holder of a Security authenticated and delivered by the Trustee pursuant to the Indenture and to the Trustee and its successors and assigns, regardless of the validity and enforceability of the Indenture, the Securities or the obligations of the Company under the Indenture or the Securities, that:

(i)                                     the principal of, premium, if any, and interest on the Securities will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Securities, to the extent lawful, and all other payment obligations of the Company to the Holders or the Trustee thereunder or under the Indenture will be promptly paid in full, all in accordance with the terms thereof and of the Indenture; and

(ii)                                  in case of any extension of time for payment or renewal of any Securities, that the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Notwithstanding the foregoing, in the event that this guarantee would constitute or result in a violation of any applicable fraudulent conveyance of similar law of any relevant jurisdiction, the liability of each Subsidiary Guarantor under this Supplemental Indenture and its guarantee shall be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

3.             AGREEMENTS AND OBLIGATIONS OF SUBSIDIARY GUARANTORS.

(a)           If the Company shall default in the due and punctual payment of any obligation under the Indenture including under the Securities, without the necessity of action by the Trustee or any Holder of Securities, the Subsidiary Guarantor will promptly and fully make such payments in the same manner as required to have been made by the Company.

(b)           To the extent permitted by law, the obligations of each Subsidiary Guarantor hereunder shall be continuing, absolute and unconditional, and shall not be impaired,

modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Company contained in the Securities or in the Indenture or of any other Subsidiary Guarantor contained in this Supplemental Indenture or of the Initial Subsidiary Guarantors contained in the First Supplemental Indenture or Second Supplemental Indenture, (ii) any impairment, modification, release or limitation of the liability of the Company or of any of the Initial Subsidiary Guarantors or of any other Subsidiary Guarantor in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable federal or state bankruptcy, insolvency, reorganization or other similar laws or from the decision of any court, (iii) the assertion or exercise by the Company, any of the Initial Subsidiary Guarantors, any other Subsidiary Guarantor, or the Trustee of any rights or remedies under the Securities, the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, or this Supplemental Indenture or their delay in or failure to assert or exercise any such rights or remedies, (iv) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Company, any of the Initial Subsidiary Guarantors or any other Subsidiary Guarantor or any of their assets, or the disaffirmance of this Supplemental Indenture, the First Supplemental Indenture, the Second Supplemental Indenture or the Securities or the Indenture in any such proceeding, (v) the release or discharge of the Company, any of the Initial Subsidiary Guarantors, or any other Subsidiary Guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (vi) the unenforceability of the Securities, the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, or this Supplement Indenture or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

(c)           Each Subsidiary Guarantor hereby (i) waives diligence, presentment, demand for payment, filing of claims with a court in the event of the merger or bankruptcy of the Company, any right to require a proceeding first against the Company or to realize on any collateral, protest, notice and all demands whatsoever with respect to the payment obligations of the Company under the Indenture, (ii) agrees that its obligations hereunder constitute a guarantee of payment and not of collection and are not in any way conditional or contingent upon any attempt to collect from or enforce against the Company or upon any other condition or contingency, (iii) acknowledges that any agreement, instrument or document evidencing the obligations of the Company under the Indenture may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing such obligations without notice to them and (iv) covenants that its guarantee will not be discharged except by complete performance of the payment obligations under the Securities and the Indenture.

(d)           Each Subsidiary Guarantor further agrees that if at any time all or any part of any payment theretofore applied by any person to any payment obligation is, or must be, rescinded or returned for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of the Company, any of the Initial Subsidiary Guarantors or any other Subsidiary Guarantor, such obligations shall for the purposes of the guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the guarantee made pursuant to this Supplemental Indenture shall continue to be effective or be reinstated, as the case may be, as to such payment obligation as though such application had not been made.

(e)           Each Subsidiary Guarantor shall, to the extent of any payment made by it pursuant to this Supplemental Indenture, be subrogated to all rights of the Trustee and the Holders of the Securities as to all payments and damages payable by the Company with respect to which payments have been made by such Subsidiary Guarantor, but, so long as any payment obligation remains outstanding, such right of subrogation on the part of such Subsidiary Guarantor shall be subject to the payment in full or discharge of all such payment obligations.

(f)            Each of the Subsidiary Guarantors and each of the Initial Subsidiary Guarantors shall have the right to seek contribution from any other non-paying Subsidiary Guarantor or Initial Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders or the Trustee under the guarantees made pursuant to this Supplemental Indenture, the First Supplemental Indenture and the Second Supplemental Indenture.

4.             CONVEYANCE, TRANSFER OR LEASE BY SUBSIDIARY GUARANTORS.

(a)           Nothing contained in the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, this Supplemental Indenture or in the Securities shall prevent any conveyance, transfer or lease of the properties and assets of any Subsidiary Guarantor or Initial Subsidiary Guarantor (whether or not as an entirety) to the Company or any other Initial Subsidiary Guarantor or Subsidiary Guarantor, or any other Wholly Owned Subsidiary of the Company that guarantees or has guaranteed the Company’s payment obligations, which guarantee is evidenced by the execution of a supplemental indenture substantially in the form of the First Supplemental Indenture, the Second Supplemental Indenture and this Supplemental

Indenture and has the same effect as if such Wholly-Owned Subsidiary were a Subsidiary Guarantor hereunder.

(b)           Except as set forth below, nothing contained in the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, this Supplemental Indenture or in the Securities shall prevent any conveyance, transfer or lease of the properties and assets of any Subsidiary Guarantor (whether or not as an entirety) to any Person other than the Company or any other Subsidiary Guarantor or any of the Initial Subsidiary Guarantors.  If one or more Subsidiary Guarantors, in one transaction or a series of related transactions, conveys, transfers or leases properties and assets which, if owned by the Company, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries (determined on a consolidated basis), such conveyance, transfer or lease shall be deemed to be a conveyance, transfer or lease by the Company of its properties and assets substantially as an entirety for purposes of (x) Section 801 of the Indenture (if such conveyance, transfer or lease is to any Person other than one or more Wholly Owned Subsidiaries of the Company) or (y) Section 803 of the Indenture (if such conveyance, transfer or lease is solely to one or more Wholly Owned Subsidiaries of the Company).

5.             RELEASE FOLLOWING SALE OF VOTING STOCK.  If and when all of the issued and outstanding shares of Voting Stock of a Subsidiary Guarantor are sold, directly or indirectly, by the Company or another Wholly Owned Subsidiary of the Company to any Person (other than the Company or another Wholly Owned Subsidiary of the Company) and such sale is in accordance with any applicable terms of the Indenture, then, upon delivery by the Company of an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent, if any, provided in the Indenture relating to the release of such Subsidiary Guarantor from its obligations under the Subsidiary Guarantee and the Indenture have been complied with, the guarantee of such Subsidiary Guarantor shall be released and discharged in full.

6.             CONFIRMATION OF OBLIGATIONS.  .  The Company, each Initial Subsidiary Guarantor and each Subsidiary Guarantor hereby confirm, and upon and in connection with the consummation of the Mergers, the Company, each Initial Subsidiary Guarantor and each Subsidiary Guarantor confirm that each shall observe and perform and be bound by all of the terms, covenants and conditions of the Indenture, as supplemented by this Supplemental Indenture.

7.             MISCELLANEOUS.

(a)           Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

(b)           Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

(c)           Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

(d)           Effective Date.  This Supplemental Indenture shall be effective as of February 1, 2004.

(e)           Recitals.  The recitals contained herein shall be the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible for, and assumes no liability with respect to, the validity or sufficiency of this Supplemental Indenture.

(f)            Interpretation.  Except as expressly supplemented by this Supplemental Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the Indenture shall remain in full force and effect.  All the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

STAPLES, INC.

By:	/s/ John J. Mahoney
Name:	John J. Mahoney
Title:	Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

STAPLES THE OFFICE SUPERSTORE,
LLC

By:	/s/ John J. Mahoney
Name:	John J. Mahoney
Title:	Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

STAPLES THE OFFICE SUPERSTORE,
Limited Partnership

By Staples, Inc., its General Partner

By:	/s/ John J. Mahoney
Name:	John J. Mahoney
Title:	Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

STAPLES CONTRACT &
COMMERCIAL, INC.

By:	/s/ John J. Mahoney
Name:	John J. Mahoney
Title:	Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

STAPLES THE OFFICE
SUPERSTORE EAST, INC.

By:	/s/ John J. Mahoney
Name:	John J. Mahoney
Title:	Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

JPMORGAN CHASE BANK
as Trustee

By:	/s/ James P. Freeman
Name:	James P. Freeman
Title:	Vice President